Exhibit 4.1

$250,000,000

CREDIT AGREEMENT

among

DLI HOLDING II CORP.,

DLI ACQUISITION CORP.

(to be merged into DEL LABORATORIES, INC.),

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BEAR STEARNS CORPORATE LENDING INC.,

as Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,

as Co-Agent and Documentation Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of January 27, 2005

J.P. MORGAN SECURITIES INC. and BEAR, STEARNS & CO. INC.

Joint Lead Arrangers and Joint Bookrunners

SECTION 5. REPRESENTATIONS AND WARRANTIES		39

5.1.	Financial Condition	39
5.2.	No Change	40
5.3.	Corporate Existence; Compliance with Law	40
5.4.	Power; Authorization; Enforceable Obligations	40
5.5.	No Legal Bar	41
5.6.	Litigation	41
5.7.	No Default	41
5.8.	Ownership of Property; Liens	41
5.9.	Intellectual Property	41
5.10.	Taxes	42
5.11.	Federal Regulations	42
5.12.	Labor Matters	42
5.13.	ERISA	42
5.14.	Investment Company Act; Other Regulations	43
5.15.	Subsidiaries	43
5.16.	Use of Proceeds	43
5.17.	Environmental Matters	43
5.18.	Accuracy of Information, etc.	44
5.19.	Security Documents	44
5.20.	Solvency	45
5.21.	Senior Indebtedness	45
5.22.	Regulation H	46
5.23.	Certain Documents	46
5.24.	Foreign Assets Control Regulations and Anti-Money Laundering	46

SECTION 6. CONDITIONS PRECEDENT		46

6.1.	Conditions to Initial Extension of Credit	46
6.2.	Conditions to Each Extension of Credit	49

SECTION 7. AFFIRMATIVE COVENANTS		49

7.1.	Financial Statements	49
7.2.	Certificates; Other Information	50
7.3.	Payment of Obligations	51
7.4.	Maintenance of Existence; Compliance	51
7.5.	Maintenance of Property; Insurance	52
7.6.	Inspection of Property; Books and Records; Discussions	52
7.7.	Notices	52
7.8.	Environmental Laws	53
7.9.	Interest Rate Protection	53
7.10.	Additional Collateral, etc.	53
7.11.	Use of Proceeds	54
7.12.	Further Assurances	54
7.13.	Post-Closing Obligations	55

SECTION 8. NEGATIVE COVENANTS		55

8.1.	Financial Condition Covenants	55

8.2.	Indebtedness	57
8.3.	Liens	58
8.4.	Fundamental Changes	59
8.5.	Disposition of Property	60
8.6.	Restricted Payments	60
8.7.	Capital Expenditures	62
8.8.	Investments	62
8.9.	Optional Payments and Modifications of Certain Debt Instruments	63
8.10.	Transactions with Affiliates	64
8.11.	Sales and Leasebacks	64
8.12.	Hedge Agreements	65
8.13.	Changes in Fiscal Periods	65
8.14.	Negative Pledge Clauses	65
8.15.	Clauses Restricting Subsidiary Distributions	65
8.16.	Lines of Business	66
8.17.	Amendments to Acquisition Documents	66

SECTION 9. EVENTS OF DEFAULT		66

SECTION 10. THE AGENTS		70

10.1.	Appointment	70
10.2.	Delegation of Duties	70
10.3.	Exculpatory Provisions	70
10.4.	Reliance by Agents	70
10.5.	Notice of Default	71
10.6.	Non-Reliance on Agents and Other Lenders	71
10.7.	Indemnification	71
10.8.	Agent in Its Individual Capacity	72
10.9.	Successor Administrative Agent	72
10.10.	Agents Generally	72
10.11.	Agents other than the Administrative Agent	73
10.12.	Withholding Tax	73

SECTION 11. MISCELLANEOUS		73

11.1.	Amendments and Waivers	73
11.2.	Notices	74
11.3.	No Waiver; Cumulative Remedies	75
11.4.	Survival of Representations and Warranties	75
11.5.	Payment of Expenses and Taxes; Indemnity	75
11.6.	Successors and Assigns; Participations and Assignments	76
11.7.	Adjustments; Set-off	79
11.8.	Counterparts	80
11.9.	Severability	80
11.10.	Integration	80
11.11.	GOVERNING LAW	80
11.12.	Submission To Jurisdiction; Waivers	80
11.13.	Acknowledgments	81
11.14.	Releases of Guarantees and Liens	81
11.15.	Confidentiality	82
11.16.	WAIVERS OF JURY TRIAL	82
11.17.	Delivery of Addenda	82
11.18.	USA PATRIOT Act	82

ANNEX:

A	Pricing Grids
B	Lenders & Commitments

SCHEDULES:

1.1	Mortgaged Property
5.4	Consents, Authorizations, Filings and Notices
5.9	Intellectual Property Litigation
5.15	Subsidiaries
7.13	Post-Closing Obligations
8.2(d)	Existing Indebtedness
8.3(i)	Existing Liens
8.8(e)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate of the Guarantors
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Debevoise & Plimpton LLP
F-2	Form of Legal Opinion of Gene Wexler, Esq., Vice President, General Counsel and Secretary to the Company
F-3	Form of Legal Opinion of Richards, Layton and Finger, PA
F-4	Form of Legal Opinion of Biberstein & Nunalee, LLP
G	Form of Exemption Certificate
H-1	Form of Term Note
H-2	Form of Revolving Note
H-3	Form Swingline Note
I	Form of Addendum
J	Form of Solvency Certificate
K	Form of Closing Certificate of the Borrower
L	Form of Assumption Agreement

CREDIT AGREEMENT, dated as of January 27, 2005, among DLI HOLDING II CORP., a Delaware corporation (“Holdings”), DLI ACQUISITION CORP., a Delaware corporation (as further defined in Section 1.1, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), J.P. MORGAN SECURITIES, INC. and BEAR, STEARNS & CO. INC. as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, the “Syndication Agent”), DEUTSCHE BANK SECURITIES INC., as documentation agent and as co-agent (in such capacity, the “Documentation Agent” and, together with the Lead Arrangers, the “Arrangers”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Recitals

WHEREAS, on the Closing Date (as defined below) the Borrower will merge with and into Del Laboratories, Inc., a Delaware corporation (the “Company”), pursuant to the Merger Agreement (as defined below), with the Company continuing as the surviving corporation; and

WHEREAS, upon the effectiveness of the Merger (as defined below), the Company will succeed to all rights and obligations of the Borrower by operation of law and all references herein and in the other Loan Documents to the term “Borrower” shall thereupon be deemed to be references to the Company;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower hereunder, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition”: the Merger and all related transactions contemplated by the Acquisition Documentation.

“Acquisition Documentation”: collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into to effectuate the Merger.

“Addendum”: an instrument, substantially in the form of Exhibit I, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Adjustment Date”: as defined in the Pricing Grids.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agent, the Arrangers and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Applicable Margin”: for each Type and class of Loan the rate per annum set forth below opposite the description of such Loan:

Eurodollar Term Loans	2.25%

Eurodollar Revolving Loans	2.50%

Base Rate Term Loans	1.25%

Base Rate Revolving Loans and Swingline Loans	1.50%

provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin will be determined pursuant to the Pricing Grids.

“Application”: an application, in such form as the Issuing Lender may reasonably specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including any issuance or sale of Capital Stock of any Subsidiary of the Borrower but excluding any Disposition permitted by clause (a), (b), (c), (d) or (e) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Assumption Agreement”: an Assumption Agreement, substantially in the form of Exhibit L.

“Available Retained ECF Amount”: (i) an amount which is initially equal to zero, plus (ii) the cumulative amount for all then-completed fiscal years (commencing with the Borrower’s 2005 fiscal year) of the amount of Excess Cash Flow permitted to be retained by the Borrower for any fiscal year after giving effect to the calculation of Excess Cash Flow for such fiscal years and the payment of Loans required pursuant to Section 4.2(d) in respect of such fiscal years, minus (iii) the amount of Excess Cash Flow (expressed as a positive amount) for any fiscal year in which Excess Cash Flow was a negative number, minus (iv) any amount of the Available Retained ECF Amount used to make Capital Expenditures as permitted by Section 8.7, minus (v) the amount of the Available Retained ECF Amount utilized to effectuate one or more Permitted Acquisitions pursuant to clause (b) of the definition thereof.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: prior to the Merger, DLI Acquisition Corp., a Delaware corporation; and from and after the Merger, Del Laboratories, Inc., a Delaware corporation.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which would, in accordance with GAAP, be set forth as capital expenditures in the consolidated statement of cash flow of the Company, including, in any event, expenditures in connection with sales displays.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

“Closing Certificate of the Borrower” a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit K.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived, which date is January 27, 2005.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.5% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grids.

“Commonly Controlled Entity”: any trade or business, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or (solely for purposes of Section 302 of ERISA and Section 412 of the Code) is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument (a copy of which shall be provided by the Administrative Agent to the Borrower upon request), subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement (including its obligation to fund a Loan) if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated January 2005 and furnished to the Lenders in connection with this Agreement.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) the aggregate amount of all provisions for all taxes (whether or not paid, estimated or accrued) based upon the income and profits of the Borrower or alternative taxes imposed as reflected in the provision for income taxes in the Borrower’s consolidated financial statements, (b) interest expense, amortization or write-off of debt discount and debt issuance costs, and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring charges or losses (including stock option payments and severance expenses, change of control and employee payments and other fees and expenses incurred in connection with the Merger in an aggregate amount not to exceed $60,000,000), whether or not included as a separate item in the statement of Consolidated Net Income, (f) any cash compensation expense relating to the cancellation or retirement of stock options in connection with the Merger in an aggregate amount not to exceed $36,000,000, (g) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, (h) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (including deferred rent but excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (i) (x) cash restructuring charges itemized in a certificate delivered to the Administrative Agent by a Responsible Officer and (y) losses relating to the disposition of excess, surplus or obsolete inventory not exceeding, for both (x) and (y), $5,000,000 per fiscal year and $15,000,000 in the aggregate from the Closing Date, (j) no more than the amount, $1,200,000 per fiscal year paid to the Sponsor in respect of management, monitoring, consulting and advisory fees, (k) any write-off, depreciation or amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 or to Statement of Financial Accounting Standards No. 142 and any other non-cash charges resulting from purchase accounting, (l) any loss realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not Disposed of in the ordinary course of business and any loss realized upon the sale or other disposition of any Capital Stock of any Person, (m) any unrealized losses in respect of Hedge Agreements, (n) any unrealized foreign currency translation losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, and (o) the amount of any minority expense net of dividends and distributions paid to the holders of such minority interest; and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains whether or not included as a separate item in the statement of Consolidated Net Income, (c) all non-cash gains on the sale or disposition of any property other than inventory sold in the ordinary course of business, (d) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), (e) any gain realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not Disposed of in the ordinary course of business and any gain realized upon the sale or other disposition of any Capital Stock of any Person, (f) any unrealized gains in respect of Hedge Agreements and (g) any unrealized foreign currency translation gains in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000. Notwithstanding the foregoing, (x) Consolidated EBITDA shall be deemed to be $10,700,000, $16,500,000, $22,300,000 and $22,100,000, respectively, for the fiscal quarters ending March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 and (y) Consolidated EBITDA for the fiscal quarter ending March 31, 2005, shall be increased by $1,600,000 as an allowance for anticipated cost-savings identified by the Sponsor.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Subsidiaries (determined on a consolidated basis in each case in accordance with GAAP) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, to the extent treated as interest expense under GAAP, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period but excluding any amortization or write-off of financing costs otherwise included therein).

“Consolidated Leverage Ratio”: the ratio of (a) Consolidated Total Debt on the last day of any fiscal quarter of the Borrower to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

“Consolidated Total Debt”: at any date, the aggregate amount shown or required by GAAP to be shown as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date in respect of all Indebtedness of the Borrower or any of its Subsidiaries then outstanding.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Holdings or a Parent on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director of Holdings or such Parent whose nomination for election to the board of directors of Holdings or such Parent is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings or such Parent.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person or a common controlling Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Facilities” to the extent specified by the Borrower by notice to the Administrative Agent, one or more other debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“DLI Holding”: DLI Holding II Corp., a Delaware corporation.

“Documentation Agent”: as defined in the preamble to this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: with respect to any fiscal year of the Borrower ending on or after December 31, 2005, 75.0%; provided that the ECF Percentage shall be (i) reduced to 50.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 4.0 to 1.0 but equal to or greater than 3.0 to 1.0 and (ii) equal to –0- if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.0 to 1.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health as it relates to releases of Materials of Environmental Concern or the environment, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility for which the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash losses by the Borrower and its Subsidiaries during such fiscal year, to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions (excluding the principal amount of Indebtedness incurred and equity contributions received to finance such payments and any such payments financed with the proceeds of any Reinvestment Deferred Amount), (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, and (v) the aggregate net amount of non-cash gains and non-cash credits accrued by the Borrower and its Subsidiaries during such fiscal year, to the extent included in arriving at such Consolidated Net Income.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2 except any “Additional Notes” (as defined in the Senior Subordinated Note Indenture) issued after the Closing Date the proceeds of which are not applied within 90 days after issuance to finance a Permitted Acquisition.

“Excluded Redemption Obligation”: an obligation (i) to purchase, redeem, retire or otherwise acquire for value any Capital Stock that is not, and cannot in any contingency become required to be purchased, redeemed, retired or otherwise acquired prior to the first anniversary of the later of the Revolving Termination Date and the date final payment is due on the Term Loans or (ii) an obligation of Holdings to purchase, redeem, retire or otherwise acquire for value any Capital Stock of Holdings or any Parent from present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings or any Parent.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Domestic Subsidiary that (a) has no material assets other than securities of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities and (b) has no Guarantee Obligations in respect of any Indebtedness of the Borrower or any Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1(b). In the event that any Accounting Change (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries (including the Company and its Subsidiaries, whether or not the Acquisition was completed at the time referred to).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation which (in the case of either clause (a) or clause (b)), guarantees or has the effect of guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: any interest rate protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings”: as defined in the preamble to this Agreement.

“Immaterial Subsidiary”: Sally Hansen, Inc., a New York corporation, and Del International, Inc., a New York corporation, in each case only if and for as long as (a) it has no more than $100,000 in total assets and (b) it had, during the most recently completed period of four fiscal quarters of the Borrower, aggregate gross revenues of less than $100,000.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, except an Excluded Redemption Obligation, (h) all Guarantee Obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of such Indebtedness shall be limited to the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation, (j) all preferred Capital Stock of any Subsidiary of such Person, and (k) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and technology, know-how, trade secrets and proprietary information of any type, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: the Intellectual Property Security Agreement to be executed and delivered by each applicable Loan Party in accordance with Section 5.10 of the Guarantee and Collateral Agreement.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 a.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as applicable;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 8.8.

“Issuing Lender”: JPMorgan Chase Bank, N.A. or any of its Affiliates or any Revolving Lender appointed as Issuing Lender by the Borrower with the consent of the Administrative Agent and such Lender, in its capacity as the issuer of Letters of Credit.

“L/C Subcommitment Amount”: $15,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”: as defined in the recitals to this Agreement.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and each other agreement, certificate or document executed by any Group Member and delivered to any Agent or any Lender pursuant to this Agreement or any Security Document.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Advances”: promissory notes issued by the Borrower to a holder of the Capital Stock of Holdings or any Parent in accordance with the Management Agreements to fund all or a portion of the purchase price paid in connection with the repurchase by Holdings or such Parent of its Capital Stock from such holder, if (a) such promissory note is subordinated at all times in right of payment to the prior payment in full of all Obligations, pursuant to subordination provisions no less favorable to the Lenders than the subordination provisions set forth in the Senior Subordinated Note Indenture or, at the request of the Borrower, such other subordination provisions as may be reasonably acceptable to the Administrative Agent; and (b) such repurchase is occasioned by the death, disability, or retirement of such holder.

“Management Agreements”: the collective reference to (a) the Financial Advisory Agreement, dated as of the Closing Date, among DLI Holding Corp., the Sponsor and any other parties thereto, (b) the Registration Rights Agreement, dated as of the Closing Date, among DLI Holding Corp., DLI Holding, LLC and any other parties thereto and (c) the Management Subscription Agreements, as in effect on the Closing Date.

“Management Investors”: officers and employees party to the Management Subscription Agreements on the Closing Date.

“Management Subscription Agreements”: the collective reference to any subscription agreement or stockholders agreement between Holdings or any Parent and any present or former officer, employee or director of any Group Member.

“Material Adverse Effect”: a material adverse effect on (a) as of the Closing Date, the Acquisition or the financings thereof under this Agreement or the Senior Subordinated Note Indenture or any other transactions relating to the Acquisition, (b) the business, assets, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral.

“Material Environmental Amount”: an amount payable by the Borrower and/or its Subsidiaries in excess of $3,500,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof pursuant to any Environmental Law.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Merger”: the merger of DLI Acquisition Corp. with and into Del Laboratories, Inc., in which Del Laboratories, Inc. is the surviving corporation, described in the Merger Agreement.

“Merger Agreement”: the Agreement and Plan of Merger dated as of July 1, 2004, among Del Laboratories, Inc., DLI Acquisition Corp. and DLI Holding Corp as amended, modified and supplemented from time to time.

“Mortgaged Properties”: the owned real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds to secure debts and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as (a) shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded and (b) do not have a material adverse economic effect on any Loan Party).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses actually incurred in connection therewith and net of taxes paid, payable or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Arrangements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Arrangements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses, overdraft charges (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement or Specified Cash Management Arrangement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Specified Cash Management Arrangements.

“Organizational Documents”: as to any Person, its certificate or articles of incorporation and by-laws if a corporation, its partnership agreement if a partnership, its limited liability company agreement if a limited liability company, or other organizational or governing documents of such Person.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: DLI Holding and any other Person of which Holdings at any time is or becomes a Subsidiary after the Closing Date.

“Participant”: as defined in Section 11.6(c).

“Patriot Act”: as defined in Section 11.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition by purchase or otherwise of all or substantially all the business, assets or Capital Stock of any Person or a business unit of a Person, or a brand or trademark and related assets, to the extent the aggregate consideration paid by the Borrower and its Subsidiaries for such acquisition (including cash and indebtedness incurred or assumed in connection with such acquisition) consists solely of any combination of:

(a) Capital Stock of Holdings or any Parent;

(b) cash in an amount equal to the Net Cash Proceeds of issuance and sale of Capital Stock of Holdings or any Parent that is transferred to the Borrower as a contribution to its common equity within 90 days prior to the date of the relevant acquisition;

(c) any Available Retained ECF Amount; and

(d) other cash or property and other Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of such other cash and property paid for acquisitions at any time after the Closing Date and all such other Indebtedness incurred or assumed in acquisitions at any time after the Closing Date, does not exceed $50,000,000;

in each case if (i) no Default exists at the time of or results from such acquisition and (ii) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer demonstrating in reasonable detail that, on a pro-forma basis after giving effect to such acquisition and all related transactions as if completed on the first day of the twelve month period ending on the last day of the most recent fiscal quarter for which the Borrower’s balance sheet has been delivered (the “Test Date”), (A) the Borrower would have been in compliance with Sections 8.1(a) and 8.1(b) on the Test Date, if such test date is June 30, 2005 or a later date, or (B) the Consolidated Leverage Ratio would not have exceeded 6:1 if the Test Date is earlier than June 30, 2005.

“Permitted Investors”: the collective reference to: (x) the Sponsor, its Control Investment Affiliates, any Management Investors and their respective Permitted Transferees and (y) Magnetite Asset Investors III, LLC and its control investment affiliates (but only with respect to their beneficial ownership of up to 3% in the aggregate of the voting Capital Stock of Holdings or any Parent, as the case may be).

“Permitted Transferees”: (a) in the case of the Sponsor, (i) any Control Investment Affiliate of the Sponsor (collectively, “Sponsor Affiliates”), (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants; and (b) in the case of any Management Investors, (i) his or her heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Notes”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grids”: the pricing grids and related provisions attached hereto as Annex A.

“Pro Forma Balance Sheet”: as defined in Section 5.1(a).

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Specified Cash Management Arrangement, any counterparty thereto that, at the time such Specified Hedge Agreement or Specified Cash Management Arrangement was entered into, was a Lender or an affiliate of a Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member, other than (x) any such settlement or payment arising by reason of any loss of revenues or interruption of business or operations caused thereby and (y) any such settlement or payment constituting reimbursement or compensation for amounts previously paid by any Group Member in respect of the theft, loss, destruction, damage or other similar event relating to any such claim or proceeding.

“Register”: as defined in Section 11.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, an amount equal to the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use an amount equal to all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, improve or repair fixed or capital assets useful in its business, to acquire a brand or trademark and related assets or to complete a Permitted Acquisition.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, improve or repair fixed or capital assets useful in the Borrower’s business, to acquire a brand or trademark and related assets or to complete a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after the receipt by the Borrower of proceeds relating to such Reinvestment Event (or the 180th day thereafter if the Reinvestment Event is a project authorized by the board of directors of the Borrower prior to such date and the Borrower or any of its Subsidiaries has entered into a contract to complete such project) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, improve or repair fixed or capital assets useful in the Borrower’s business, acquire a brand or trademark and related assets or complete a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Agreements”: the Acquisition Documentation, the Senior Subordinated Notes Indenture, the Senior Subordinated Notes and each other document executed in connection with the Senior Subordinated Notes.

“Related Persons”: with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, attorneys, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the funding of the Term Loans, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Annex B hereto or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $50,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: the earlier of (a) January 27, 2011 and (b) the date on which the Revolving Commitments are terminated pursuant to any provision of this Agreement.

“SEC”: the Securities and Exchange Commission, any successor thereto and otherwise any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes.

“Senior Subordinated Notes”: the collective reference to (a) the subordinated notes of the Borrower issued on the Closing Date pursuant to the Senior Subordinated Note Indenture and any Exchange Notes (as defined in the Senior Subordinated Note Indenture) issued in exchange therefor and (b) up to $50,000,000 aggregate principal amount of “Additional Notes” (defined in the Senior Subordinated Note Indenture) issued from time to time after the Closing Date and any Exchange Notes issued in exchange for such Additional Notes (defined in the Senior Subordinated Note Indenture).

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Arrangement”: any arrangement for treasury, depositary or cash management services provided to the Borrower or any of its Subsidiaries by a Qualified Counterparty in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis that has been designated as a Specified Cash Management Arrangement. The designation of any such arrangement as a Specified Cash Management Arrangement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or any claim against any Guarantor under the Guarantee and Collateral Agreement.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture.

“Specified Hedge Agreement”: any Hedge Agreement between the Borrower or any of its Subsidiaries and any Qualified Counterparty that has been designated as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or any claim against any Guarantor under the Guarantee and Collateral Agreement except to the extent expressly set forth in the Guarantee and Collateral Agreement.

“Sponsor”: Kelso & Company, L.P.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than (a) any Foreign Subsidiary and (b) any Immaterial Subsidiary.

“Swingline Commitment Amount”: $10,000,000.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3(a).

“Swingline Participation Amount”: as defined in Section 3.4(c).

“Syndication Agent”: as defined in the preamble to this Agreement.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Annex B hereto. The original aggregate amount of the Term Commitments is $200,000,000.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the funding of the Term Loans, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Third Party Assignee” as defined in Section 11.6.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law or de minimis shares held by nominees or others as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties of every type and nature and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to any Obligation shall mean the payment in full of such Obligation in cash in immediately available funds.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans shall initially be Base Rate Loans and may from time to time thereafter be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

2.2. Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 11:00 a.m., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3. Repayment of Term Loans. The Term Loan of each Term Lender shall mature and be payable in full on July 27, 2011 and shall be repayable prior to that date in 25 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage of $500,000.00, due commencing on March 31, 2005 and continuing on the last day of each consecutive June, September, December and March thereafter.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. Revolving Loans that are repaid may be reborrowed during the Revolving Commitment Period, subject to the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice, which must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans and which shall specify (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $250,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such amounts will then be made available to the Borrower by the Administrative Agent crediting an account of the Borrower maintained by the Administrative Agent, in like amounts and funds as received by the Administrative Agent. No Revolving Loans shall be made on the Closing Date.

3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided, that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment Amount, (ii) the Borrower shall not request any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (iii) the Swingline Lender shall not be required to make any Swingline Loans under this Section 3.3 at any time when an Event of Default has occurred and is continuing. Subject to the foregoing, Swingline Loans may be repaid and reborrowed from time to time.

(b) Swingline Loans shall be Base Rate Loans only.

(c) The Borrower shall repay all outstanding Swingline Loans (i) on each Borrowing Date for Revolving Loans, (ii) on the Revolving Termination Date and (iii) on demand by the Swingline Lender at any time when an Event of Default has occurred and is continuing.

3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing of Swingline Loans shall be in an amount equal to $200,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to do so), request a borrowing of Revolving Loans in an amount equal to the aggregate outstanding Swingline Loans and apply the proceeds of such borrowing to the repayment of the Swingline Loans. Each Revolving Lender agrees to fund its Revolving Percentage of any such borrowing so requested in immediately available funds, not later than 10:00 a.m., New York City time, on the first Business Day after the date of such borrowing is requested. The proceeds of such Revolving Loans shall immediately be made available by the Administrative Agent to the Swingline Lender for application to the repayment of Swingline Loans. The Borrower agrees to pay, and irrevocably authorizes the Swingline Lender and Administrative Agent to charge the Borrower’s accounts with the Swingline Lender or Administrative Agent as necessary to pay, all outstanding Swingline Loans to the extent amounts received from the Revolving Lenders upon any such request are not sufficient to repay the outstanding Swingline Loans.

(c) If the Swingline Lender at any time determines that it is precluded from making a request for a borrowing of Revolving Loans pursuant to Section 3.4(b), whether by reason of the occurrence of a Default described in Section 9(f) or otherwise for any reason, each Revolving Lender hereby purchases from the Swingline Lender an undivided participating interest in the then outstanding Swingline Loans (a “Swingline Participation Amount”) and shall promptly upon demand of the Swingline Lender complete such purchase at par by paying to the Swingline Lender an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate outstanding Swingline Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, that if any such payment is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or the failure to satisfy any of the conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Agents the fees in the amounts and on the dates agreed to in writing by the Borrower and the Administrative Agent.

3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.7. Letter of Credit Subcommitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be customarily used from time to time by the Issuing Lender or in such other form as may be reasonably satisfactory to the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Subcommitment Amount or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall be denominated in Dollars and expire no later than the earlier of (i) the first anniversary of its date of issuance and (ii) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional periods of up to one year (which shall in no event extend beyond the date referred to in clause (ii) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8. Procedure for Issuance of Letter of Credit (a) The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(b) The making of each request for a Letter of Credit by the Borrower shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.7(a) or any Requirement of Law applicable to the Group Members. Unless the Issuing Lender has received notice from the Administrative Agent before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6.2 are not satisfied, or that the issuance of such Letter of Credit would violate Section 3.7, then the Issuing Lender may issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Lender’s usual and customary practices.

3.9. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit computed at the rate of 0.25% per annum and payable quarterly in arrears on each L/C Fee Payment Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, that if any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed to such L/C Participant.

3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the same Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender or on the next Business Day, if such notice is received any time after 12:00 noon, New York time on such Business Day for the amount of such draft so paid. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c).

3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender or any Related Person. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 a.m., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

4.2. Mandatory Prepayments and Commitment Reductions. (a) If at any time after the Closing Date any Group Member receives any Net Cash Proceeds from the incurrence of any Indebtedness other than Excluded Indebtedness, the Borrower shall prepay the Term Loans on the date of such receipt in an amount equal to 100% of such Net Cash Proceeds (excluding Net Cash Proceeds received from the issuance of Additional Notes to the extent used within 90 days thereafter to acquire, improve or repair fixed or capital assets useful in its business, to acquire a brand or trademark and related assets or to complete a Permitted Acquisition).

(b) If at any time after the Closing Date Holdings or any Parent receives any Net Cash Proceeds from the issuance and sale of any Capital Stock or any equity contribution (excluding (i) proceeds from Capital Stock of Holdings or any Parent issued to employees or directors of any Parent, Holdings, the Borrower or any of the Borrower’s Subsidiaries pursuant to employee benefit plans, employment arrangements or director arrangements, (ii) any capital contribution to the extent made by Holdings or another Subsidiary of Holdings (it being understood and agreed that in no event shall this clause (ii) exclude any proceeds received by Holdings from any capital contribution to it or any issuance of its equity), (iii) proceeds received from the equity financing referred to in paragraph 5 of the Closing Certificate of the Borrower, (iv) proceeds received by Holdings or any Parent after the Closing Date from issuances of its equity to, or contributions received from, any Parent or any Permitted Investors or Permitted Transferees and (v) proceeds received by Holdings or any Parent after the Closing Date from issuances of its equity or contributions to the extent used within 90 days thereafter to finance a Permitted Acquisition), the Borrower shall prepay the Term Loans on the date of such receipt in an amount equal to 50% of such Net Cash Proceeds.

(c) If at any time after the Closing Date any Group Member receives any Net Cash Proceeds from any Asset Sale or Recovery Event in an amount exceeding $2,000,000 in any fiscal year, then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall prepay the Term Loans on the third Business Day following the date of such receipt in an amount equal to 100% of such Net Cash Proceeds to the extent exceeding $2,000,000 in any fiscal year. If a Reinvestment Notice has been delivered in respect of any Asset Sale or Recovery Event, then on each Reinvestment Prepayment Date relating thereto, the Borrower shall prepay the Term Loans in an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.

(d) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2005, there is any Excess Cash Flow, the Borrower shall prepay the Term Loans in an amount equal to the ECF Percentage of such Excess Cash Flow on or before the 105th day following the end of such fiscal year.

(e) Mandatory prepayments of Term Loans shall be applied first to Base Rate Loans and then to Eurodollar Loans and shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 noon, New York City time, on the Business Day preceding the proposed conversion date, provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 noon., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. If the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. So long as no Event of Default has occurred and is continuing, if the Borrower requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $250,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If any portion of the principal of any Loan or Reimbursement Obligation is not paid when due (whether at the stated maturity, by acceleration or otherwise), such portion of such principal shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 4.5(a) or 4.5(b) plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2% per annum), in each case, with respect to both clause (i) and clause (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of Term Loans, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, or compliance by any Lender with any request or directive whether or not having the force of law from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) changes in the rate of net income taxes, capital taxes, branch taxes, franchise taxes (imposed in lieu of income taxes) and net worth taxes (imposed in lieu of income taxes) and (B) Non-Excluded Taxes, provided that this provision shall not affect any obligation of the Borrower under Section 4.10);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its written demand (accompanied by a certificate of the type described in clause (c) below), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy whether or not having the force of law from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request (accompanied by a certificate of the type described in clause (c) below) therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 4.9 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 4.9 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10. Taxes. (a) Except to the extent required under applicable law, all payments made under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, capital taxes, branch taxes, franchise taxes (imposed in lieu of net income taxes) and net worth taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender or its applicable lending office or any branch, as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender or Agent with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s or Agent’s failure to comply with the requirements of paragraph (d) or (e) of this Section 4.10 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender or Agent at the time such Lender or Agent becomes a party to this Agreement.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender or Agent (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8IMY and/or Form W-8BEN (claiming benefits of an applicable tax treaty) or Form W-8ECI, as applicable (or successor form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. Each Lender or Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender or Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(e) A Lender or Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, to the extent that such Lender or Agent is legally entitled to complete, execute and deliver such documentation and in such Lender’s or Agent’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) For purposes of this Section 4.10, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any Non-Excluded Taxes or Other Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document, shall be treated as Non-Excluded Taxes or Other Taxes required to be deducted by the Borrower, but only to the extent such Non-Excluded Taxes or Other Taxes would have been required to be deducted and withheld by the Lender if the Lender were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower.

(i) If a Lender or Agent changes its applicable lending office or assigns its rights or sells participations therein and the effect of the change, assignment or participation, as of the date of the change, would be to cause the Borrower to become obligated to pay any additional amount under Section 4.9(a)(i) or 4.10, the Borrower shall not be obligated to pay such additional amount in excess of amounts the Borrower was obligated to pay prior to such change, assignment or participation.

4.11. Indemnity. The Borrower agrees to indemnify each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 4.11 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.15.

4.13. Replacement of Lenders. The Borrower may replace, with a replacement financial lender reasonably satisfactory to the Administrative Agent, any Lender that (a) requests payment of any amounts payable under Section 4.9 or 4.10(a), (b) defaults in its obligation to make Loans hereunder, or (c) declines to deliver any required consent to a waiver or modification of any provision of the Loan Documents that has been consented by the Borrower, Administrative Agent, Required Lenders and, if otherwise required, Majority Facility Lenders, but only if (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default has occurred and is continuing at the time of such replacement, (iii) prior to any such replacement, such Lender has taken no action under Section 4.12 so as to eliminate the demand or condition giving rise to the Borrower’s replacement right, (iv) the replacement lender purchases, at par, all Loans and other amounts owing to the replaced Lender on or prior to the date of replacement and assumes all obligations of the replaced Lender under the Loan Documents in accordance with Section 11.6 (except that the Borrower shall pay the registration and processing fee referred to therein), (v) the Borrower compensates the replaced Lender under Section 4.11 if any Eurodollar Loan outstanding to the replaced Lender is purchased other than on the last day of the Interest Period relating thereto, (vi) the Borrower shall pay the replaced Lender all amounts payable under Section 4.9 or 4.10(a), and (vii) all rights and claims of the Borrower, Administrative Agent and Lenders against any replaced Lender that has defaulted in its obligation to make Loans hereunder are in all respects reserved and unaffected by the replacement of such Lender.

4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, but the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1, H-2 or H-3, respectively, with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

5.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2004, (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 30, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date (except in each case for the effects of fair value adjustments to the acquired tangible and intangible assets and liabilities required by purchase accounting principles).

(b) The audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2003, December 31, 2002 and December 31, 2001 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and their consolidated results of operations and consolidated cash flows for the fiscal years then ended. The unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2004, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such date and their consolidated results of operations and consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes (if any) thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph other than as contemplated by the Loan Documents and Related Agreements. During the period from October 1, 2004 to and including the date hereof there has been no Disposition by the Company or any of its Subsidiaries of any material part of its business or property.

5.2. No Change. Since December 31, 2003, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member (other than any Immaterial Subsidiary) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to be so qualified would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law and Organizational Documents, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Group Member (other than any Immaterial Subsidiary) has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Related Agreements to which it is a party and, in the case of the Borrower, to obtain extensions of credit under this Agreement and issue and sell the Senior Subordinated Notes. Each Group Member (other than any Immaterial Subsidiary) has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party and, in the case of the Borrower, to authorize the extensions of credit under this Agreement and issue and sell the Senior Subordinated Notes. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition, the extensions of credit hereunder, the issuance and sale of the Senior Subordinated Notes or the execution, delivery, performance, validity or enforceability of the Loan Documents or Related Agreements except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document and Related Agreement has been duly executed and delivered on behalf of each Group Member party thereto. This Agreement constitutes, each other Loan Document upon execution will constitute, and each Related Agreement constitutes, the legal, valid and binding obligation of each Group Member party thereto, enforceable against such Group Member in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of the Loan Documents and, the issuance of Letters of Credit and the borrowings hereunder do not and will not violate in any material respect any Requirement of Law, Organizational Documents or any Contractual Obligation of any Group Member or result in or require the creation or imposition of any Lien on any property or revenues of any Group Member in any material respect pursuant to any Requirement of Law, Organizational Documents or Contractual Obligation (other than the Liens created by the Security Documents). The execution, delivery and performance of the Related Agreements, the issuance and sale of the Senior Subordinated Notes and the use of the proceeds thereof do not and will not violate any Requirement of Law, Organizational Documents or any Contractual Obligation of any Group Member or result in or require the creation or imposition of any Lien on any property or revenues of any Group Member pursuant to any Requirement of Law Organizational Documents or Contractual Obligation (other than the Liens created by the Security Documents) except, as in each case, has not had and would not reasonably be expected to have a Material Adverse Effect. No Group Member is subject to any Requirement of Law, Organizational Documents or Contractual Obligation that has had or would reasonably be expected to have a Material Adverse Effect.

5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each Group Member has good and marketable title to the Mortgaged Properties it owns, and to the knowledge of Holdings or the Borrower, has good and marketable title, in the case of real property, or good and valid title, in the case of other property, to, or a valid leasehold interest in, all its other property and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9. Intellectual Property. Except as set forth in Schedule 5.9, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim and (b) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings (if any) and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such material tax, fee or other charge. No Loan Party and no Subsidiary thereof intends to treat the Loan, the Acquisition, or any other transaction contemplated hereby as being as “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Except to the extent that the underfunding associated therewith does not, in the aggregate, exceed $7,500,000, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Neither the Borrower nor any of its Subsidiaries has any liability with respect to any employee benefit plan that is not subject to the laws of the United States or a political subdivision thereof that would reasonably be expected to result in a Material Adverse Effect.

5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law or restriction under its Organizational Documents (other than Regulation X of the Board) that limits its ability to incur Indebtedness under this Agreement or the Subordinated Note Indenture.

5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

5.16. Use of Proceeds. The proceeds of the Term Loans and any Revolving Loans funded on the Closing Date shall be used to refinance existing Indebtedness of the Company and its Subsidiaries, finance a portion of the merger consideration for the Merger and pay related fees and expenses. Letters of Credit and the proceeds of Revolving Loans made after the Closing Date and Swingline Loans shall be used only for general corporate purposes permitted by this Agreement.

5.17. Environmental Matters. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Holdings, the Borrower and its Subsidiaries: (i) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (ii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iii) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would give rise to liability under, any applicable Environmental Law;

(e) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(f) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties, any facilities or properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws;

(g) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(h) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof to the knowledge of the Borrower, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents, taken as a whole.

5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, to the extent provided therein, when financing statements, other filings specified on Schedule 4 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 4 to the Guarantee and Collateral Agreement and the other actions described in Section 4.3 of the Guarantee and Collateral Agreement are completed, the Guarantee and Collateral Agreement shall be effective to create a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case (to the extent provided therein) prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (to the extent provided therein) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case (except as expressly set forth therein) prior and superior in right to any other Person. Schedule 1.1 lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the opinion of the Borrower, in excess of $3,000,000.

(c) Each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Intellectual Property Collateral described therein and the proceeds and products thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. Upon the filing of (i) each Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office relative to United States patents and United States trademarks, and the United States Copyright Office relative to United States copyrights, if any, together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4 of the Guarantee and Collateral Agreement, each Intellectual Property Security Agreement shall constitute (to the extent provided in the Guarantee and Collateral Agreement) a fully perfected Lien on, and security interests in, all right, title and interest of the Loan Parties in such Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case (except as expressly set forth therein) prior and superior in right to any other Person (except Liens permitted by Section 8.3).

5.20. Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.21. Senior Indebtedness. The Obligations (to the extent they constitute “Indebtedness” as defined in the Senior Subordinated Note Indenture) constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute (to the extent they constitute “Indebtedness” as defined in the Senior Subordinated Note Indenture) “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in respect of which the procurement of flood insurance is required by any Requirement of Law, unless such flood insurance has been obtained and is in full force and effect.

5.23. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Related Agreements, including any amendments, supplements or modifications with respect to any such Related Agreements.

5.24. Foreign Assets Control Regulations and Anti-Money Laundering. (a) Neither the making of Loans under this Agreement nor the use of the proceeds thereof shall cause the Borrower or any Subsidiary of the Borrower to violate any material provision of the U.S. Bank Secrecy Act, as amended, and any applicable regulations thereunder or any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrower nor any Subsidiary of the Borrower (i) is a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 200l Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) knowingly engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise knowingly associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(b) The Borrower and its Subsidiaries are in compliance, in all material respects, with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. No part of the proceeds of the Loans hereunder will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or substantially concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, this Agreement or an Addendum, executed and delivered by each Agent, Holdings, the Borrower and each Person identified herein as a Lender signatory hereto, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (iv) the Assumption Agreement executed and delivered by the Borrower and the Company.

(b) Closing Certificate of the Borrower. The Administrative Agent shall have received (i) a certificate executed on behalf of the Borrower by a Responsible Officer of the Borrower dated the Closing Date, substantially in the form of Exhibit K with appropriate insertions and attachments including the certificate of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower, and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2003, December 31, 2002 and December 31, 2001 and for the fiscal years then ended, and (iii) unaudited interim consolidated financial statements of the Company and its Subsidiaries as at the last day of the most recent fiscal quarter of the Company and each month thereafter for which financial statements are available.

(d) Fees. The Administrative Agent shall have received confirmation reasonably satisfactory to it that all fees required to be paid and all invoiced expense reimbursements payable by any Group Member for account of any of the Agents or Lenders on or before the Closing Date will be paid concurrently with the funding of the Term Loans on the Closing Date.

(e) Closing Certificate of the Guarantors, Certificate of Incorporation; Good Standing. The Administrative Agent shall have received (i) a certificate of each Guarantor, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including the certificate of incorporation of each Guarantor that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Guarantor from its jurisdiction of organization.

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Debevoise & Plimpton LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii) the legal opinion of Gene Wexler, Esq., Vice president, General Counsel and Secretary of the Company and its Subsidiaries, substantially in the form of Exhibit F-2;

(iii) the legal opinion of Richards, Layton and Finger PA, special Delaware counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-3; and

(iv) the legal opinion of Biberstein & Nunalee, LLP, special North Carolina counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-4.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power or equivalent for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) If reasonably requested by the Administrative Agent, the Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower has obtained (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(i) Solvency Certificate. The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of the Loan Parties substantially in the form of Exhibit J, which shall document the solvency of the Loan Parties as of the Closing Date after giving effect to the Acquisition and other transactions contemplated hereby.

(j) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

(k) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it, the Lead Arrangers or the Required Lenders may reasonably request.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and the current year budget, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year and the current year budget, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Notwithstanding the foregoing such financial statements may be delivered in the form and with the accompanying certifications required by applicable Requirements of Law for filing Forms 10-K and Forms 10-Q with the SEC.

7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a letter (if permitted by GAAP and in the form permitted by GAAP at the time) from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such letter;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and, concurrently with the delivery of any financial statements pursuant to Section 7.1(a) only, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (90 days, in the case of the fourth fiscal quarter of any Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Acquisition Documentation;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings, any Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(g) as soon as possible and in any event within 10 days of obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or liability in excess of the Material Environmental Amount; and (ii) any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit or any other material Permit held by the Borrower or condition approval of any such material Permit on terms and conditions that are materially burdensome to Holdings, the Borrower or any of its Subsidiaries, or to the operation of any of its businesses (both before and after giving effect to the Acquisition) or any property owned, leased or otherwise operated by such Person; in each case, that would reasonably be expected to result in a Material Adverse Effect or liability in excess of the Material Environmental Amount; and

(h) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where failure to pay, discharge or otherwise satisfy such material obligations, in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

7.4. Maintenance of Existence; Compliance. (i) Preserve, renew and keep in full force and effect its organizational existence (except in case of an Immaterial Subsidiary) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material

Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, upon reasonable prior notice, representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at such reasonable times and upon reasonable intervals and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants at such reasonable times and upon reasonable intervals, in each case as any Lender may reasonably request.

7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) which, if determined adversely to such Group Member (after taking into account any available insurance coverage), would have or would reasonably be expected to have a Material Adverse Effect, (ii) in which injunctive or other temporary or specific relief is sought which, if granted, would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, the incurrence of an “accumulated funding deficiency” (as defined in Section 302 of ERISA) (whether or not waived) with respect to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case except for any such non-compliance or failure to obtain, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.

(b) Unless being contested in good faith, conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9. Interest Rate Protection. In the case of the Borrower, within 60 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Senior Subordinated Notes and the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien (except as expressly set forth in the applicable Security Document), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a (except as expressly set forth in the applicable Security Document) perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value of at least $3,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor promptly (i) execute, acknowledge and deliver a Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, in an amount no greater than 125% of the purchase price if the property is located in a state with mortgage recording tax covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or an Immaterial Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers or equivalents, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Lenders a (to the extent provided in the Guarantee and Collateral Agreement) perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) The Borrower will not issue or sell any of its Capital Stock (i) to any Person other than Holdings, (ii) unless such Capital Stock is issued subject to the security interest granted by the Guarantee and Collateral Agreement or (iii) in any form except as a certificated security delivered at or substantially concurrent with issuance to the Administrative Agent and pledged pursuant to the Guarantee and Collateral Agreement.

(e) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a (except as expressly set forth in the Guarantee and Collateral Agreement) perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers or equivalents, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.11. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 5.16.

7.12. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of perfecting or renewing the rights of the

Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will, if reasonably requested by the Administrative Agent, use commercially reasonable efforts to execute and deliver, or to cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.13. Post-Closing Obligations. Comply with the requirements set forth on Schedule 7.13 within the period of time set forth therein.

SECTION 8. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants. (a) Maximum Leverage Ratio. Permit the Consolidated Leverage Ratio, as of any date set forth below, to exceed the amount set forth opposite such date below:

Last Day of Fiscal Quarter Ending on or About	Maximum Consolidated Leverage Ratio
June 30, 2005	6.00 to 1.00
September 30, 2005	5.75 to 1.00
December 31, 2005	5.75 to 1.00
March 31, 2006	5.75 to 1.00
June 30, 2006	5.75 to 1.00
September 30, 2006	5.75 to 1.00
December 31, 2006	4.75 to 1.00
March 31, 2007	4.75 to 1.00
June 30, 2007	4.75 to 1.00
September 30, 2007	4.75 to 1.00
December 31, 2007	4.50 to 1.00
March 31, 2008	4.50 to 1.00
June 30, 2008	4.50 to 1.00
September 30, 2008	4.50 to 1.00
December 31, 2008	4.00 to 1.00
March 31, 2009	4.00 to 1.00
June 30, 2009	4.00 to 1.00
September 30, 2009	4.00 to 1.00
December 31, 2009	3.50 to 1.00
March 31, 2010	3.50 to 1.00
June 30, 2010	3.50 to 1.00
September 30, 2010	3.50 to 1.00
December 31, 2010	3.50 to 1.00
March 31, 2011	3.50 to 1.00
June 30, 2011	3.50 to 1.00

(b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on any date set forth below to be less than the ratio set forth below opposite such date below (provided that, for purposes of calculating Consolidated Interest Coverage Ratio for each of the four consecutive fiscal quarter periods ended June 30, 2005, September 30, 2005 and December 31, 2005, Consolidated Interest Expense shall be deemed to equal Consolidated Interest Expense for each full fiscal quarter commencing after the Closing Date multiplied by 4, 2 and 4/3, respectively):

Last Day of Fiscal Quarter Ending on or About	Minimum Consolidated Interest Coverage Ratio
June 30, 2005	2.00 to 1.00
September 30, 2005	2.00 to 1.00
December 31, 2005	2.00 to 1.00
March 31, 2006	2.00 to 1.00
June 30, 2006	2.00 to 1.00
September 30, 2006	2.00 to 1.00
December 31, 2006	2.50 to 1.00
March 31, 2007	2.50 to 1.00
June 30, 2007	2.50 to 1.00
September 30, 2007	2.50 to 1.00
December 31, 2007	2.75 to 1.00
March 31, 2008	2.75 to 1.00
June 30, 2008	2.75 to 1.00
September 30, 2008	2.75 to 1.00
December 31, 2008	3.00 to 1.00
March 31, 2009	3.00 to 1.00
June 30, 2009	3.00 to 1.00
September 30, 2009	3.00 to 1.00
December 31, 2009	3.00 to 1.00
March 31, 2010	3.00 to 1.00
June 30, 2010	3.00 to 1.00
September 30, 2010	3.00 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	3.00 to 1.00

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any Foreign Subsidiary and (iv) subject to Section 8.8(k), of any Foreign Subsidiary to the Borrower or any Wholly Owned Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Wholly Owned Subsidiary Guarantor and, subject to Section 8.8(k), of any Foreign Subsidiary; and Guarantee Obligations incurred by any Foreign Subsidiary of obligations of any other Foreign Subsidiary;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(f) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $225,000,000, and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

(g) Hedge Agreements required under Section 7.9 or permitted under Section 8.12;

(h) Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, incurred solely for working capital purposes in an aggregate principal amount not to exceed $20,000,000 outstanding at any time;

(i) unsecured Indebtedness of the Borrower in respect of Management Advances in an aggregate principal amount not to exceed $2,000,000 incurred in any fiscal year;

(j) guarantees of Indebtedness of directors, officers and employees of Holdings or any of its Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding under Section 8.8(f), shall not at any time exceed $2,500,000;

(k) Indebtedness of a Subsidiary of the Borrower acquired in a Permitted Acquisition and outstanding at the time of such Permitted Acquisition, Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness, and refinancings, renewals or extensions of any such Indebtedness that do not increase the outstanding principal amount or change the obligor in respect thereof, if (i) such Indebtedness was not incurred in connection with, or anticipation or contemplation of such Permitted Acquisition and (ii) the aggregate principal amount of such Indebtedness, refinancings, renewals and extensions does not at any time exceed $15,000,000;

(l) unsecured Indebtedness of the Borrower (which may be guaranteed on a subordinated basis by any or all Subsidiary Guarantors), in an aggregate outstanding principal amount not to exceed $10,000,000 at any time, incurred to pay the purchase consideration of a Permitted Acquisition and subordinated to the Obligations upon terms and conditions at least as favorable to the Lenders as the Senior Subordinated Notes (and guarantees thereof) or, at the request of the Borrower, such other subordination terms and conditions as may be reasonably acceptable to the Administrative Agent;

(m) guarantees of Indebtedness of a Person which is not a Subsidiary of the Borrower and in which the Borrower or a Subsidiary made an investment permitted by Section 8.8(n) or preferred Capital Stock of a Foreign Subsidiary which such Foreign Subsidiary is obligated to purchase, redeem, retire or otherwise acquire, if the aggregate outstanding principal amount so guaranteed and the aggregate outstanding redemption value of such Capital Stock, when added to (i) unreimbursed payments theretofore made in respect of such guarantees and (ii) Investments then outstanding under Section 8.8(n), does not at any time exceed $10,000,000; and

(n) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or government charges not yet due or that are being contested in good faith by appropriate proceedings, provided that reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens created pursuant to the Loan Documents;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets or within 90 days thereafter and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(h) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased and other statutory and common law landlords’ liens under leases;

(i) Liens in existence on the date hereof listed on Schedule 8.3(i), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of the aggregate obligations, if any, secured by any such Lien are not increased;

(j) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9;

(k) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, if (i) any Indebtedness that is secured by such Liens is permitted by Section 8.2(k), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries; and Liens on such property or assets securing refinancings, renewals and extensions of such Indebtedness permitted under Section 8.2(k);

(l) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 8.2(h);

(m) Liens on property subject to sale-leaseback transactions to the extent such Sale-Leaseback Transactions are permitted by Section 8.11;

(n) Licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(o) any encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture agreed to by the holders of such Capital Stock; and

(p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $500,000 at any one time.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except:

(a) that any Subsidiary of the Borrower may be merged or consolidated (i) with or into the Borrower if the Borrower is the continuing or surviving corporation, (ii) with or into any Wholly Owned Subsidiary Guarantor if the Wholly Owned Subsidiary Guarantor is the continuing or surviving corporation) or (iii) subject to Section 8.8(k), with or into any Foreign Subsidiary; and any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary;

(b) that any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, winding up, dissolution or otherwise) as permitted by Section 8.5, or to the Borrower or any Wholly Owned Subsidiary Guarantor or, subject to Section 8.8(k), any Foreign Subsidiary; and any Foreign Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary; and

(c) pursuant to the Merger.

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory or the licensing of intellectual property in the ordinary course of business and other sales of excess or surplus inventory;

(c) Dispositions permitted by Section 8.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor; and the sale or issuance of any Foreign Subsidiary’s Capital Stock to any other Foreign Subsidiary;

(e) sale-leaseback transactions permitted by Section 8.11;

(f) sales, transfers or dispositions by the Borrower or any of its Subsidiaries of non-strategic assets purchased as part of a Permitted Acquisition, so long as (i) no Default then exists or would result therefrom, (ii) the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower), (iii) the aggregate proceeds received by the Borrower or such Subsidiary) from all such sales, transfers or dispositions relating to a given Permitted Acquisition shall not exceed 40% of the aggregate consideration paid for such Permitted Acquisition, and (z) such non-strategic assets are sold, transferred or disposed of on or prior to the first anniversary of the respective Permitted Acquisition; and

(g) the Disposition of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower if consideration received from such Disposition is no less than fair market value of such assets (as determined in good faith by the Borrower) of which at least 75% is received in cash at the closing of such Disposition.

8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; and any Foreign Subsidiary may make Restricted Payments to another Foreign Subsidiary;

(b) so long as no Event of Default has occurred and be continuing or would result therefrom, the Borrower may pay dividends or make loans or advances to Holdings or any Parent to permit Holdings or such Parent to (i) purchase Holdings’ or such Parent’s Capital Stock from present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings or any Parent, in an aggregate amount (net of any proceeds received by Holdings or any Parent and contributed to the Borrower in connection with resales of any Capital Stock so purchased) not exceeding $2,500,000 in any fiscal year and (ii) pay management fees and expense reimbursements expressly permitted by Section 8.10;

(c) the Borrower may pay dividends or make loans and advances to Holdings or any Parent to permit Holdings or any Parent to (i) pay corporate overhead expenses incurred in the ordinary course of business in an aggregate amount not exceeding $1,000,000 in any fiscal year; (ii) pay (A) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by Holdings or any Parent), required to be paid by Holdings or any Parent by virtue of its being incorporated or otherwise organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent or Holdings), or being a holding company parent of the Borrower or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower is permitted to make payments to Holdings or any Parent pursuant to the other clauses of this Section 8.6, or (B) for so long as the Borrower is a member of a group filing a consolidated, combined or unitary tax return with Holdings or any Parent, amounts not to exceed the amount of the relevant tax (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) that would be available to the Borrower (and any such Subsidiaries) from other taxable years if the Borrower were filing a separate tax return (or a separate consolidated or combined return with any such Subsidiaries); (iii) to pay expenses incurred by Holdings or any Parent in connection with offerings, registrations, or exchange listings of equity securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the Borrower, or (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings or any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary of the Borrower out of the proceeds of such offering promptly if such offering is completed; (iv) to pay audit costs and any costs (including all professional fees and expenses) incurred by Holdings or any Parent in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder; and (v) to pay (A) obligations of Holdings or any Parent under or in respect of director and officer insurance policies or indemnification obligations to directors or officers, or (B) to pay fees and perform its other obligations pursuant to the terms of the Management Agreements so long as no Default under Section 9(a) or 9(f) has occurred and is continuing; and

(d) the Borrower may make Restricted Payments pursuant to the Merger Agreement, and to Holdings to permit Holdings to make payments in connection with the Merger and the financing therefor (including payments of fees and expenses in connection therewith).

8.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries (other than any Immaterial Subsidiary) in the ordinary course of business not exceeding (a) $23,000,000 in each fiscal year ending December 31, 2005 and December 31, 2006 and (b) 25,000,000 in any fiscal year thereafter; provided, that (i) up to 100% of any amount permitted but not expended in any fiscal year may be carried over for expenditure in the next succeeding fiscal year (it being understood that no portion of such carried over amount for any fiscal year may be used until the entire amount of permitted Capital Expenditures for such fiscal year has been used for Capital Expenditures), and (ii) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount or counted against any Available Retained ECF Amount will not be subject to the forgoing restriction.

8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) Guarantee Obligations to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(e) Investments held by the Borrower or any Subsidiary on the Closing Date and described on Schedule 8.8(e);

(f) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,500,000 at any one time outstanding;

(g) non-cash consideration received in any Disposition permitted by Section 8.5;

(h) the Merger;

(i) a Permitted Acquisition of Capital Stock of a Person that becomes a Domestic Subsidiary and a Subsidiary Guarantor;

(j) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

(k) Investments in Foreign Subsidiaries (including Permitted Acquisitions of Persons which become Foreign Subsidiaries, incurrence of Guarantee Obligations with respect to obligations of Foreign Subsidiaries, loans made to Foreign Subsidiaries and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiaries) so long as the aggregate amount of all such Investments by the Borrower or any of its Subsidiaries (except Investments by a Foreign Subsidiary in a Person that prior to such Investment is a Foreign Subsidiary) net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale, when added to all Investments permitted by Section 8.8(q) that would have been permitted to be classified as investments permitted this by Section 8.8(k), does not exceed $25,000,000 at any time outstanding;

(l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(m) Hedge Agreements to the extent permitted under Section 8.12;

(n) Investments in any Person which is not a Subsidiary and in which the Borrower or its Subsidiaries own or acquire Capital Stock in connection with any joint venture or similar arrangement in an aggregate amount not to exceed, net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale, that, when added to all other amounts counted as set forth in Section 8.2(m), does not exceed $10,000,000 at any time outstanding;

(o) intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(p) transactions permitted by Section 8.4; and

(q) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount, net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale, not exceeding $10,000,000 at any time outstanding.

8.9. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes (i) which amends, supplements, waives, or otherwise modifies the subordination provisions contained therein, (ii) except as permitted by Section 8.2(f) (in the case of an increase in principal amount), which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by any Senior Subordinated Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith; (iii) which adds or relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions; or (iv) which otherwise adversely affects the interests of the Lenders with respect to the Senior Subordinated Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect; provided that this clause (b) of Section 8.9 shall not be deemed to restrict (x) the execution, delivery and performance of the First Supplemental Indenture, dated as of the Closing Date, to the Senior Subordinated Note Indenture, (y) the execution, delivery and performance of a supplemental indenture to the extent the amendment, modification or change effected pursuant thereto relates solely to the addition of a “Subsidiary Guarantor” (as defined in the Senior Subordinated Note Indenture) and related matters, pursuant to the terms of the Senior Subordinated Note Indenture or (z) the consummation of exchange offers in which “Exchange Notes” (as defined in the Senior Subordinated Note Indenture) are issued in exchange for any Senior Subordinated Notes; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary) unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member and (iii) upon fair and reasonable terms not materially less favorable to the relevant Group Member, than it would obtain in an arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may do the following:

(a) Restricted Payments may be made to the extent permitted by Section 8.6;

(b) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 8.2, 8.4, 8.5 and 8.8;

(c) customary fees and indemnifications may be paid to directors of any Parent, Holdings, the Borrower and its Subsidiaries;

(d) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of any Parent, Holdings, the Borrower and its Subsidiaries in the ordinary course of business;

(e) the Borrower and its Subsidiaries may pay fees to the Sponsor and perform their other obligations pursuant to the terms of the Management Agreements so long as no Default under Section 9(a) or (f) has occurred and is continuing;

(f) the execution, delivery and performance of a tax sharing agreement with respect to any of the charges, taxes or assessments described in clause (B) of Section 8.6(c)(ii), to the extent that payments in connection with such tax sharing agreement are permitted by Section 8.6(c)(ii); and

(g) the Merger and any other contemporaneous transactions contemplated hereby (including the payment of fees and expenses in connection therewith) shall be permitted.

8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except for (a) a sale of real or personal property made for cash consideration in an amount not less than the cost of such real or personal property and consummated within 90 days after the Borrower or any Subsidiary acquires or completes the construction of such property, and (b) the sale and contemporaneous leaseback of any real property for cash consideration, in an aggregate amount not less than the fair market value (as determined in good faith by the Borrower) if 100% of the Net Cash Proceeds of such sale are applied immediately upon receipt thereof to the repayment of the Term Loans.

8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or the Senior Subordinated Notes) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) the Senior Subordinated Note Indenture, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby, if the prohibition or limitation therein is only effective against the assets financed thereby, and (d) agreements for the benefit of the holders of Liens described in Section 8.3 (k), (l), or (m) and applicable solely to the property subject to such Lien.

8.15. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date (including the Senior Subordinated Note Indenture), (iii) any encumbrance or restriction with respect to a Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary was acquired by the Borrower) and outstanding on such date, which encumbrance or restriction is not applicable to the Borrower or its Subsidiaries, or the properties or assets of the Borrower or its Subsidiaries, other than the Subsidiary, or the property or assets of the Subsidiary, so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary, (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, (v) with respect to clause (c), any encumbrance or restriction (A) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, (vi) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (vii) any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any Credit Facility extended to any Foreign Subsidiary; (viii) restrictions in the transfers of assets pursuant to a Lien permitted by Section 8.3, (ix) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 8.2(m) if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) the Borrower in good faith determines that such encumbrance or restriction will not cause the Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and (x) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Capital Stock of any Person other than a Wholly Owned Subsidiary that is acquired after the Closing Date.

8.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto or are reasonable extensions thereof.

8.17. Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) would not reasonably be expected to have a Material Adverse Effect.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to Holdings and the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9) and such default shall continue unremedied for a period of 30 days after written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $7,500,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv)any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i), (iii), (iv), (v) and (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason other than as set forth in Section 11.14, to be in full force and effect 4, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable or (except as expressly set forth therein) perfected as to any property of the Credit Parties having an aggregate value exceeding $1,000,000; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k) (i) at any time prior to the initial registered public offering of voting Capital Stock of Holdings or any Parent, the Permitted Investors shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (x) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting Capital Stock having less than a majority of the total voting power of all outstanding shares of such Parent or (y) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having less than a majority of the total voting power of all outstanding shares of voting Capital Stock of Holdings, (ii) at any time on and after the date of the initial registered public offering of voting Capital Stock of Holdings or any Parent, (x) the Permitted Investors shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting Capital Stock having less than 35% of the total voting power of all outstanding shares of such Parent or (B) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having less than 35% of the total voting power of all outstanding shares of voting Capital Stock of Holdings, and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Investors, shall be the “beneficial owner” of (A) so long as Holdings is a Subsidiary of any Parent (other than a Parent that is a Subsidiary of another Parent), shares of voting Capital Stock having a greater amount of the voting power of all outstanding shares of voting Capital Stock of such Parent than such shares of which the Permitted Investors in the aggregate are the “beneficial owner” or (B) if Holdings is not a Subsidiary of any Parent, shares of voting Capital Stock having a greater amount of the voting power of all outstanding shares of the voting Capital Stock of Holdings than such shares of which the Permitted Investors in the aggregate are the “beneficial owner”; (iii) the board of directors of Holdings or any Parent shall cease to consist of a majority of Continuing Directors; (iv) Holdings shall cease to hold and own beneficially, of record and directly, and control 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (v) a Specified Change of Control shall occur; or

(l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its direct or indirect ownership of the Capital Stock of the Borrower and its Subsidiaries, provided that Holdings may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing or following activities, (C) the entering into, and performing its obligations under, this Agreement, the other Loan Documents and the Management Agreements, in each case to which it is a party, (D) the issuance, sale or repurchase of its Capital Stock to the extent permitted under this Agreement, (E) dividends or distributions on its Capital Stock, (F) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (G) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (H) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (I) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, (J) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, (K) making loans to or other Investments in the Borrower or any Wholly-Owned Subsidiary Guarantor as and to the extent not prohibited by this Agreement, or (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents to which it is a party and (C) obligations with respect to its Capital Stock, or (D) Indebtedness owed to the Borrower or any Wholly-Owned Subsidiary Guarantor as and to the extent not prohibited by this Agreement and (E) other liabilities and obligations not constituting Indebtedness permitted in clause (i) above; or

(m) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party shall so assert in writing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected against any action or claim by any Lender or affiliate thereof, in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign as Administrative Agent. If the Administrative Agent shall have given notice of its resignation as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, or, in any case, Bear Stearns Corporate Lending Inc. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11. Agents other than the Administrative Agent. The Lead Arrangers, Syndication Agent and Documentation Agent, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.

10.12. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or, except as set forth in Section 11.14, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, in each case, without the written consent of 80% or more of the Lenders; (v) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of any Default) without the written consent of the Majority Facility Lenders under the Revolving Facility; (vi) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders under each Facility affected thereby, except that the additional written consent of each Lender directly and adversely affected thereby shall be required in the case of Section 4.8(a), 4.8(c) and the first sentence of Section 4.8(b); (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; or (x) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), but only if (a) the aggregate principal amount of the Replacement Term Loans does not exceed the aggregate principal amount of the Refinanced Term Loans, (b) the Applicable Margin for the Replacement Term Loans is not higher than the Applicable Margin for the Refinanced Term Loans, (c) the weighted average life to maturity of the Replacement Term Loans is not shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of the refinancing and (d) all other terms applicable to such Replacement Term Loans are substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	c/o Del Laboratories, Inc.
178 EAB Plaza
P.O. Box 9357
Uniondale, NY 11553-9357
Attention: Chief Financial Officer
Telecopy: (631) 293-1515
Telephone: (516) 844-2020

The Borrower:	Del Laboratories, Inc.
178 EAB Plaza
P.O. Box 9357
Uniondale, NY 11553-9357
Attention: Chief Financial Officer
Telecopy: (631) 293-1515
Telephone: (516) 844-2020

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham
Telecopy: (212) 909-6836
Telephone: (212) 909-6000

The Administrative Agent:	JPMorgan Chase Bank, N.A.
270 Park Ave
4th Floor
New York, NY 10017
Attention: Neil Boylan
Telecopy: (212) 270-6637
Telephone: (212) 270-1410

No notice, request or demand to or upon any Agent, the Issuing Lender, the Lenders, Holdings or the Borrower shall be effective until received. Holdings and the Borrower shall be conclusively deemed to have received any notice, request or demand if such notice, request or demand is sent by courier service and delivery thereof is confirmed by the courier, if it is sent by fax and receipt thereof is confirmed orally, if it is sent by certified mail or if it is served by any manner of service of process permitted by law. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. Approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses and Taxes; Indemnity. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this

Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and each of their respective officers, directors, employees, attorneys, affiliates, agents and advisors (each, including each Lender and Agent, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Del Laboratories, Inc.; 178 EAB Plaza P.O. Box 9357; Uniondale, NY 11553-9357; Attention: Chief Financial Officer, Telecopy: (631) 293-1515; Telephone: (516) 844-2020, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person provided, further, that no consent of the Borrower shall be required for an assignment by a Conduit Lender to its designated Lender, a conduit administered or managed by such Conduit Lender’s designated Lender or to such Conduit Lender’s liquidity providers;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment provided, further, that no consent of the Administrative Agent shall be required for an assignment by a Conduit Lender to its designated Lender, a conduit administered or managed by such Conduit Lender’s designated Lender or to such Conduit Lender’s liquidity providers; and

(C) the Issuing Lender, in case of an assignment of a Revolving Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, in the case of Term Loans, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment by a Conduit Lender to an Assignee that is not its designated Lender, another Conduit Lender administered or managed by such Conduit Lender’s designated Lender or such Conduit Lender’s liquidity providers (each such Assignee, a “Third Party Assignee”), such Conduit Lender’s designated Lender shall concurrently assign to the such Third Party Assignee or, if such Third Party Assignee is a conduit not administered by such designated Lender, to an Assignee designated by such Third Party Assignee an amount of its

Commitment at least equal to the amount of the Loans assigned to such Third Party Assignee by such Conduit Lender; provided that if in connection with such assignment such Conduit Lender notifies the Borrower or the Administrative Agent that such Conduit Lender shall not make any additional Loans under this Agreement, such Conduit Lender’s designated Lender shall assign its entire Commitment to such Third Party Assignee or, if such Third Party Assignee is a conduit not administered by such designated Lender, to an Assignee designated by such Third Party Assignee.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and subject to the limitations of Section 11.6 (c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 or 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. Each of Holdings, the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made and obligations under or in respect of Hedge Agreements or Specified Cash Management Arrangements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), if such person is required to maintain confidentiality, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates if such person is required to maintain confidentiality, (d) upon the request or demand of any Governmental Authority (e) in response to any order of any court or other Governmental Authority, or as may otherwise be required pursuant to any Requirement of Law, or if requested or required to do so in connection with any litigation or similar proceeding; provided, that such Agent or Lender, unless prohibited by any Requirement of Law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (e) above but only to the extent reasonably practicable under the circumstances and on the understanding that no Agent or Lender shall incur any liability for failure to give such notice, (f) that has been publicly disclosed, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. Delivery of Addenda. Each initial Lender not a signatory party hereto may become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender. The Administrative Agent is authorized to modify Annex B as necessary to reflect the Commitments assumed by such Lenders by Addendum.

11.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DLI HOLDING II CORP.

By:	/s/ Philip E. Berney
Name:	Philip E. Berney
Title:	President

DLI ACQUISITION CORP.

By:	/s/ Philip E. Berney
Name:	Philip E. Berney
Title:	President

BEAR, STEARNS & CO. INC.
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Keith C. Barnish
Name:	Keith C. Barnish
Title:	Senior Managing Director

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner

By:	/s/ J. Matthew Lyness
Name:	J. Matthew Lyness
Title:	Managing Director

BEAR STEARNS CORPORATE LENDING INC.,
as Syndication Agent and Lender

By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Lender

By:	/s/ Neil R. Boylan
Name:	Neil R. Boylan
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.,
as Documentation Agent and Co-Agent

By:	/s/ Sean C. Murphy
Name:	Sean C. Murphy
Title:	Director

By:	/s/ Eric Klar
Name:	Eric Klar
Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Lender

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

CIT LENDING SERVICES CORPORATION

By:	/s/ John P. Sirico, II
Name:	John P. Sirico, II
Title:	Vice President

GMAC COMMERCIAL FINANCE LLC

By:	/s/ W. Wakefield Smith
Name:	W. Wakefield Smith
Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Alan S. Giaimis
Name:	Alan S. Giaimis
Title:	First Vice President

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Andy Ballta
Name:	Andy Ballta
Title:	Vice President

By:	/s/ Roy Grossman
Name:	Roy Grossman
Title:	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Robert M. Kadlick
Name:	Robert M. Kadlick
Title:	Duly Authorized Signatory

MFS FLOATING RATE HIGH INCOME FUND

By:	/s/ Philip Robbins
Name:	Philip Robbins
Title:	Vice President

NORTH FORK BUSINESS CAPITAL CORP.

By:	/s/ Stephen K. Goetschius
Name:	Stephen K. Goetschius
Title:	Senior Vice President—Bank Loan Manager

RAYMOND JAMES BANK, FSB

By:	/s/ Thomas F. Macina
Name:	Thomas R. Macina, SVP
Title:	Senior Credit Administration Officer

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Daniel Conlon
Name:	Daniel Conlon
Title:	Director

By:	/s/ John Fitzgerald
Name:	John Fitzgerald
Title:	Vice President

UBS AG STAMFORD BRANCH

By:	/s/ Pamela Oh
Name:	Pamela Oh
Title:	Associate Director
Banking Products Services, US

By:	/s/ Anthony N. Joseph
Name:	Anthony N. Joseph
Title:	Associate Director
Banking Products Services, US

JUPITER LOAN FUNDING LLC

By:	/s/ Diana M. Himes
Name:	Diana M. Himes
Title:	Assistant Vice President

WINGED FOOT FUNDING TRUST

By:	/s/ Diana M. Himes
Name:	Diana M. Himes
Title:	Authorized Agent

Annex A

PRICING GRIDS

The Applicable Margins and Commitment Fee Rate shall be adjusted on a quarterly basis after the completion of the first full fiscal quarter of the Borrower following the Closing Date, based on the Consolidated Leverage Ratio determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered, with each such adjustment to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment is effected.

The Applicable Margins and Commitment Fee Rate effective on each Adjustment Date shall be determined in accordance with the pricing grids set forth below:

Revolving Loans, Swingline Loans (Base Rate Only) and Commitment Fee Rate

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	≥ 5.00 to 1.00	2.50%	1.50%	0.50%
II	< 5.00 to 1.00 but ≥ 4.50 to 1.00	2.25%	1.25%	0.50%
III	< 4.50 to 1.00 but ≥ 4.00 to 1.00	2.00%	1.00%	0.50%
IV	< 4.00 to 1.00	1.75%	0.75%	0.375%

Term Loans

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	≥ 3.50 to 1.00	2.25%	1.25%
II	< 3.50 to 1.00	2.00%	1.00%

All rates in each pricing grid are per annum rates.

If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then until the date that is three Business Days after the date on which such financial statements are delivered the highest rate set forth in each column of each pricing grid shall apply. At all times after maturity or acceleration of the maturity of the Loans or the delivery of notice to the Borrower by any Agent or Lender that an Event of Default has occurred and is continuing or occurrence of any Event of Default specified in Section 9(f) (until such time, if any, as such Event of Default may be cured or waived), the highest rate set forth in each column of each pricing grid shall apply.

Annex B

Lenders and Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$8,000,000.00
Bear Stearns Corporate Lending, Inc.	$8,000,000.00
Deutsche Bank Trust Company Americas	$7,000,000.00
CIT Lending Services Corporation	$5,000,000.00
GMAC Commercial Finance LLC	$5,000,000.00
HSBC Bank USA, National Association	$5,000,000.00
Israel Discount Bank of New York	$4,000,000.00
North Fork Business Capital Corp.	$4,000,000.00
Raymond James Bank, FSB	$4,000,000.00

Total Revolving Commitments	$50,000,000.00

Lender	Term Commitment
JPMorgan Chase Bank, N.A.	$95,500,000.00
Bear Stearns Corporate Lending, Inc.	$88,000,000.00
General Electric Capital Corporation	$4,000,000.00
UBS AG Stamford Branch	$2,000,000.00
CIT Lending Services Corporation	$1,666,666.67
GMAC Commerical Finance LLC	$1,666,666.67
HSBC Bank USA, National Association	$1,666,666.67
Israel Discount Bank of New York	$1,333,333.33
North Fork Business Capital Corp.	$1,333,333.33
Raymond James Bank, FSB	$1,333,333.33
Dresdner Bank AG, New York	$500,000.00
MFS Floating Rate High Income Fund	$500,000.00
Winged Foot Funding Trust	$325,000.00
Jupiter Loan Funding LLC	$175,000.00

Total Term Commitments	$50,000,000.00

SCHEDULE 1.1

Mortgaged Property

Del Laboratories, Inc.

1830 Carver Drive

Rocky Point, North Carolina 28457

SCHEDULE 5.4

Consents, Authorizations, Filings and Notices

1.	Lease agreement affecting 178 EAB Plaza Uniondale, NY 11556

2.	Lease Agreement affecting 565 Broad Hollow Road, Farmingdale, NY

3.	Lease Agreement affecting 532 Silicon Drive, Southlake, TX

4.	Lease Agreement affecting 2200 Bleecker Street, Frankfort, NY

SCHEDULE 5.9

EXCEPTIONS TO INTELLECTUAL PROPERTY RIGHTS

NONE

SCHEDULE 5.15

Subsidiaries

Subsidiaries	Jurisdiction of Organization	Ownership Percentage
Del Pharmaceuticals, Inc.	Delaware	100% by Del Laboratories, Inc.
DLI International Holding I Corp.	Delaware	100% by Del Laboratories, Inc.
DLI International Holding II Corp.	Delaware	100% by Del Pharmaceuticals, Inc.
Del Professional Products, Inc.	Delaware	100% by Del Laboratories, Inc.
Royce & Rader, Inc.	Delaware	100% by Del Laboratories, Inc.
565 Broad Hollow Realty Corp.	New York	100% by Del Laboratories, Inc.
Parfums Schiaparelli, Inc.	New York	100% by Del Laboratories, Inc.
Sally Hansen, Inc.	New York	100% by Del Laboratories, Inc.
Del International, Inc.	New York	100% by Del Laboratories, Inc.
Del Laboratories (Canada), Inc.	Canada	100% by DLI International Holding I Corp.
Del Pharmaceutics (Canada), Inc.	Canada	100% by DLI International Holding II Corp.
Laboratorios Del de Mexico, S.A., de C.V.	Mexico	99% by DLI International Holding I Corp. and 1% by Del Pharmaceuticals, Inc.
Del Pharmaceuticals Limited	United Kingdom	100% by DLI International Holding II Corp.
Del Laboratories U.K. Limited	United Kingdom	100% by DLI International Holding I Corp.

SCHEDULE 7.13

POST CLOSING OBLIGATIONS

With respect to the Deposit Accounts and Securities Accounts (in each case as defined in the Guarantee and Collateral Agreement) of the Loan Parties in existence on the Closing Date (other than (x) Deposit Accounts maintained outside the United States with a combined aggregate balance at any time outstanding of less than $250,000 and (y) Securities Accounts or Deposit Accounts maintained within the United States with an individual aggregate balance or value, as applicable, at any time of less than $200,000 and a combined aggregate balance or value, as applicable, at any time of less than $1,000,000), the Loan Parties shall cause each financial institution with which any such Deposit Account or Securities Account is maintained to enter into “control” agreements with respect to such Deposit Accounts or Securities Account in form and substance reasonably satisfactory to the Administrative Agent no later than the 60th day following the Closing Date (or such later date to which the Administrative Agent may consent in writing, such consent not to be unreasonably withheld).

No later than 30 days following the Closing Date or at such date to which the Administrative Agent may consent in writing, such consent not to be unreasonably withheld, Borrower shall cause to be delivered to the Administrative Agent (a) final survey of the Mortgaged Property that complies with Section 6.1(l)(ii) of the Credit Agreement and (b) a supplemental schedule to the Guarantee and Collateral Agreement setting forth the status of certain intellectual property of the Borrower.

SCHEDULE 8.2(d)

Existing Indebtedness

1.	Canadian mortgage loan owed to CIBC Mortgages, Inc. maturing April 1, 2009, as extended and amended on April 2, 2004, in the unpaid principal amount of Cdn$1,514,003.

2.	Capital lease for Pitney Bowes Mailing Machine in the amount of $274.529.

3.	Capital lease for CNC Milling Machine in the amount of $50,762.

4.	Promissory Note in the principal amount of US$6,429,800.48 dated December 31, 2003 from Del Laboratories (Canada) Inc. to Del Laboratories, Inc., bearing interest at 3.55% per annum, payable quarterly.

SCHEDULE 8.3(i)

Existing Liens

1.	Mortgage filed against real property owned by Del Laboratories (Canada) Inc. located at 316 Bayview Drive, Barrie, Ontario, Canada, which secures the Mortgage Loan in favor of CIBC Mortgages Inc. described in Item 1 of Schedule 8.2(d) hereto.

2.	UCC-1’s filed in favor of the two companies leasing the capital equipment described in Items 2 and 3 of Schedule 8.2(d) hereto.

SCHEDULE 8.8(e)

Existing Investments

Promissory Note in the principal amount of US$6,429,800.48 dated December 31, 2003 from Del Laboratories (Canada) Inc. to Del Laboratories, Inc., bearing interest at 3.55% per annum, payable quarterly.